EXHIBIT 99.1

[GRAPHIC APPEARS HERE]	news

595 South Federal Highway, Suite 500, Boca Raton, FL 33432 • 561-208-7200

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
April 3, 2007	Traded: Nasdaq

Devcon International Corp. Enters Into Forbearance and Amendment Agreements

With Certain Institutional Investors

Boca Raton, FL, April 3, 2007— Devcon International Corp. (NASDAQ: DEVC), a leading regional electronic security services provider, announced today that on April 2, 2007, effective as of March 30, 2007, it has entered into Forbearance and Amendment Agreements (the ”Forbearance Agreements) with certain institutional investors (the “Required Holders”) holding, in the aggregate, a majority of the Company’s previously-issued Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

Under the terms of these Forbearance Agreements, the Required Holders have agreed that for a period of time ending no later than January 2, 2008, they shall each refrain from taking any remedial action with respect to the Company’s failure (the “Effectiveness Failure”) to have declared effective by the United States Securities and Exchange Commission a registration statement registering the resale of the shares of Devcon’s common stock underlying the Series A Preferred Shares and warrants as required by a Registration Rights Agreement, dated February 20, 2005, by and between the Company, the Required Holders and the remaining holder of the Series A Preferred Shares (the “Registration Rights Agreement”). The parties also agreed to refrain from declaring the occurrence of any “Triggering Event” with respect to the Effectiveness Failure and from delivering any Notice of Redemption at Option of Holder with respect thereto or demanding any amounts due and payable with respect to the Effectiveness Failure, including without limitation, any Registration Delay Payments.

The Forbearance Agreements also contain agreements to amend the governing Certificate of Designations to revise certain terms of the Series A Preferred Shares, including, without limitation, a reduction in the conversion price of the Series A Preferred Shares to $6.75, allowance for the accrual of dividends on the Series A Preferred Shares at a rate equal to 10% per annum, which dividends may be payable in kind, and a revision of the definition of the Leverage Ratio. The revised definition shall provide for the Leverage Ratio to be calculated as a multiple of recurring monthly revenue ("RMR") as opposed to EBITDA and a revision of the Maximum Leverage Ratio covenant to require the Maximum Leverage Ratio to equal 38x RMR, commencing on June 30, 2008.

The parties to the Forbearance Agreement also agreed to allow dividends to accrue but not be payable until the expiration of the Forbearance Period.

Notwithstanding these Forbearance Agreements, on April 3, 2007, the third institutional investor who holds shares of the Company’s Series A Convertible Preferred Stock, but was not a party to the Forbearance Agreements, transmitted a notice of redemption to the Company alleging the Company failed to timely pay certain Registration Delay Payments constituting a Triggering Event which gave such investor the right to require the Company to redeem all shares of Series A Convertible Preferred Stock held by such investor. The Company disagrees that this investor has such redemption right and intends to vigorously contest any actions taken by this investor to enforce such alleged right. The investor holds shares of the Company’s Series A Convertible Preferred Stock with a face value equal to $7,000,000.

About Devcon International

Devcon has two operating divisions. The Security Division, (http://www.devcon-security.com) which provides electronic security services to commercial and residential customers in selected markets, is the eleventh largest security monitoring and alarm company in the U.S. and the second largest in Florida. The Materials Division, which represents a small portion of Devcon’s business, produces and distributes crushed stone, ready-mix concrete and concrete block on St. Maarten in the Netherlands Antilles and on St. Martin in the French West Indies.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading "Item 1A—Risk Factors" in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2005 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

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For More Information: Stan Smith (561) 955-7300 or SSmith@RPCP.com